Exhibit 10.12

EXECUTION COPY

AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT

This Amended and Restated Equity Purchase Agreement (this “Agreement”) is made and entered into as of October 25, 2011 (the “Amendment Date”), by and between AL International, Inc. and its successors and assigns, a Delaware corporation (doing business as Youngevity Essential Life Sciences) (“Purchaser”), on the one hand, and Financial Destination, Inc., a New Hampshire corporation (“FDI”), FDI Management Co., Inc., a New Hampshire corporation (“FDIM”), FDI Realty, LLC, a New Hampshire limited liability company (“FDIR”) and MoneyTRAX, LLC, a Nevada limited liability company (“MoneyTRAX” and, together with FDI, FDIM and FDIR, the “FDI Entities”), and William J. Andreoli, an individual (“Seller”), on the other hand. As used in this Agreement, the term “Agreement” shall mean this Amended and Restated Equity Purchase Agreement, including all exhibits and schedules hereto, as amended from time to time in accordance with the terms hereof; “Purchaser” and “Affiliate” shall include any and all transferees, successors and assigns of Purchaser; an “Affiliate” shall include any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and the term “Person” shall mean any individual, corporation, limited liability company, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

RECITALS

    A.  Each of the FDI Entities is an established company in the marketing and sale of various products and services with a focus on benefits and telecommunication products and services (collectively, the “Business”), and has developed a distributorship organization of independent authorized agents (the “Distributor Organization”) for the sale of its products and services set forth on Schedule A attached hereto, including, without limitation, the products named and understood as FDI Benefits, FDI Voice, FDI Mobile, and FDI Hands-Free brands (collectively, the “Products”);

    B.  Purchaser, through itself and/or its subsidiaries and Affiliates, is a network marketing company that designs, manufactures, and markets wellness lifestyle products, including but not limited to gourmet coffee, energy drinks, dietary supplements, nutritional supplements, health and personal care products and other products and services (collectively, all current and future products and services of Purchaser other than commercial sales of CLR Roaster products are referred to as “Purchaser Products”);

    C.  Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, 100% of the outstanding capital stock and membership interests of each of the FDI Entities (the “Equity Interests”);

    D.  Purchaser, FDI, FDIM, FDIR, MoneyTRAX and Seller previously entered into an Equity Purchase Agreement (the “Prior Agreement”), dated as of August 13, 2011 (the “Execution Date”) relating to the purchase and sale of the Equity Interests; and

    E.  Purchaser, FDI, FDIM, FDIR, MoneyTRAX and Seller wish to amend the Prior Agreement in order to provide for a separate closing for the membership interests of FDIR.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF STOCK

    1.1  Purchase and Sale of Equity Interests. Subject to the terms and conditions set forth in this Agreement, (a) on the Closing Date (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall acquire from Seller, free and clear of any mortgage, security, interest, pledge, lien, conditional sales agreement, charge and any other encumbrance each, an “Encumbrance”), except as set forth in this Agreement or Schedule and which will be waived or released prior to the Closing Date, all of the Equity Interests of the FDI Entities other than FDIR and (b) on the FDIR Closing Date (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall acquire from Seller, free and clear of any Encumbrance, except as set forth in this Agreement or Schedule and which will be waived or released prior to the FDIR Closing Date, all of the Equity Interests of FDIR.

    1.2  Consideration.

       (a)  Purchase Price.  Subject to the terms and conditions set forth in this Agreement, as consideration for the Equity Interests, Purchaser agrees to pay, or cause to be paid, to Seller, an aggregate purchase price equal to the following:

          (i)  Earn-Out Consideration. As of the Closing Date, an amount equal to up to Twenty Million Dollars ($20,000,000) (the “Earn-Out Consideration”) shall be payable and owed by Purchaser to Seller in monthly installments in an amount per month equal to one percent (1%) of the monthly Net Sales (as defined below), the “Monthly Earn-Out Payments”. For purposes of this Agreement, “Net Sales” shall mean, with respect to each full calendar month prior to the date of a Monthly Earn-Out Payment, the gross revenues actually received for any and all Products (whether sold by the Distributor Organization or otherwise) and Purchaser Products sold by Purchaser and its Affiliates to third parties, less the following amounts: (1) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Products; (2) any charges for freight, freight insurance, shipping, and other transportation costs; (3) any tax, tariff, duty or governmental charge; and (4) any import or export duties or their equivalent borne by Purchaser. Furthermore, “Net Sales” shall not include sales of Products for which commissions cannot be collected within three (3) months of the corresponding sale and sales or transfers between Purchaser and its Affiliates, unless the Products are consumed by such Affiliate and are not for resale by such Affiliate.

          (ii)  Residual Consideration. After the first to occur of (a) payment of the entire Earn-Out Consideration (i.e., $20,000,000) or (b) the ten (10) year anniversary of the Closing Date (i.e., October 25, 2021), Purchaser shall pay to Seller monthly payments equal to one percent (1%) of the monthly Net Sales, which amount shall not exceed One Million Dollars ($1,000,000) in any fiscal year (“Residual Consideration”). The obligation to pay Residual Consideration shall continue indefinitely until terminated, if at all, as set forth in Section 1.3(b).

          (iii)  Contingent Consideration.  As of the Closing Date, an amount equal to up to Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Contingent Consideration”) shall be payable and owed by Purchaser to Seller in 120 equal monthly installments, subject to Section 1.3(d) below. Unless a DO Report (as defined below) is delivered in connection with the reduction of the Contingent Consideration as set forth in Section 1.3(d), each payment of Contingent Consideration shall be made within fifteen (15) days of the end of each calendar month following the Closing Date; provided, however, that the amount of the first such payment shall be pro-rated based on the number of days in such calendar month following the Closing Date.

       (b)  Calculation  and  Payment  of  the  Earn-Out  Consideration  and  Residual Consideration.

          (i)  Commencing with the first full calendar month after the Closing Date (as defined below), within fifteen (15) days after each such month, Purchaser shall deliver to Seller (x) the Monthly Earn-Out Payment calculated with respect to the Net Sales of the immediately preceding month and (y) a calculation of the Monthly Earn-Out Payment for such month (the “Payment Calculation”), which calculation shall be in reasonable detail to describe the process and data used in making the determination of the payments to Seller. The Payment Calculation shall be deemed final and binding on the parties unless, within fifteen (15) days after Seller’s receipt of the Payment Calculation, Seller delivers to Purchaser a written objection notice (the “Objection Notice”) setting forth the specific item or items of the calculation of the Payment Calculation to which he objects and the specific basis for each such objection. Purchaser and Seller shall then use their reasonable best efforts to resolve the dispute within fifteen (15) days, and, if no resolution has been reached, then the parties will resolve the matter pursuant to Section 1.2(b)(ii) below. The Monthly Earn-Out Payment shall be in the form of a check.

          (ii)  If Purchaser and Seller have not been able to resolve a dispute within fifteen (15) days after the date of delivery of the Objection Notice (which 15 day period may be extended by written agreement of Purchaser and Seller), either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of a nationally recognized independent accounting firm (the “Accounting Firm”) selected by mutual agreement of Purchaser and Seller. If no Accounting Firm shall be willing to serve as an independent accounting firm for this purpose within fifteen (15) days following the election by Purchaser and Seller to refer such dispute to an Accounting Firm, such dispute shall be resolved fully and finally at a location mutually agreeable to Purchaser and Seller by an arbitrator mutually agreeable to Purchaser and Seller pursuant to an arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. Resolution by the Accounting Firm or arbitrator, as the case may be, shall be set forth in writing and shall be conclusive and binding on Purchaser and Seller for all purposes. The decision rendered by the Accounting Firm or the arbitrator, as the case may be, may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.2(b)(ii).

          (iii)  All fees and costs of the Accounting Firm or arbitrator, as the case may be, incurred in connection with the resolution of such dispute shall be paid by Seller unless the Monthly Earn-Out Payment or Annual Gross DO Revenue, as applicable, determined by such Accounting Firm or arbitrator, as the case may be, is more than five percent (5%) higher than the Monthly Earn-Out Payment (or the monthly Residual Consideration) or Annual DO Revenue, as applicable, contained in the Payment Calculation or DO Report, respectively, in which case Purchaser shall pay all of such Accounting Firm’s or arbitrator’s fees and costs. Purchaser and Seller shall pay their own legal expenses and other expenses incidental to resolving the dispute of the Monthly Earn-Out Payment, the monthly Residual Consideration or the Contingent Consideration (other than fees and costs for the Accounting Firm or arbitrator).

    1.3  Termination and Modification of Payments

       (a)  Termination  of  Payment  of  Earn-Out  Consideration.  The Purchaser’s obligation to pay, and the Seller’s right to receive, any unpaid portion of the Earn-Out Consideration shall terminate upon the first to occur of the following: (i) the ten (10) year anniversary of the Closing Date; (ii) the date the right of exit is triggered pursuant to Section 1.3(e); and (iii) the Competing Employment Start Date. The “Competing Employment Start Date” shall mean the date on which Seller has engaged in any employment, business or other activity of any type or kind that is in any way competitive with the Business, either directly or indirectly, or has provided material assistance to any other Person in competing with Purchaser or any of its Affiliates with respect to the Business.

       (b)Termination  of  Payment  of  Residual  Consideration.  The Purchaser’s obligation to pay, and the Seller’s right to receive, any unpaid portion of the Residual Consideration shall terminate upon the first to occur of the following: (i) the one month anniversary of the date of Seller’s death, permanent disability or voluntary termination of employment or Purchaser’s termination for Cause (as defined in the Employment Agreement) of Seller’s employment; (ii) the date of payment by Purchaser of the Buy-Out Amount (as defined below) to Seller; and (iii) the Competing Employment Start Date. For purposes of the Residual Consideration, the “Buy-Out Amount” shall be an amount equal to the average of the most recent three (3) Monthly Earn-Out Payment, multiplied by twelve (12), which amount shall constitute the “Buy-Out Payment”. The payment by Purchaser of a Buy-Out Payment shall not negate, reduce or modify any other non-Residual Consideration payment that Purchaser may owe to Seller.

       (c)  Termination of Payment of Contingent Consideration.  The Purchaser’s obligation to pay, and the Seller’s right to receive, any unpaid portion of the Contingent Consideration shall terminate upon the first to occur of the following: (i) the date of the first payment of the Residual Consideration; (ii) the ten year anniversary of the Closing Date; (iii) the one month anniversary of Seller’s death, permanent disability or voluntary termination of employment or Purchaser’s termination for Cause (as defined in the Employment Agreement) of Seller’s employment; (iv) the Competing Employment Start Date.

       (d)  Reduction in Contingent Consideration. On each annual anniversary of the Closing Date (the “Measurement Date”), Purchaser shall provide Seller with a report (the “DO Report”) setting forth the individuals in the Distributor Organization and the aggregate gross revenue of the Distributor Organization during the one year period immediately prior to the Measurement Date (the “Annual DO Gross Revenue”). The DO Report shall be deemed final and binding on the parties unless, within fifteen (15) days after Seller’s receipt of the DO Report, Seller delivers to Purchaser a written objection notice (the “Objection Notice”) setting forth the specific item or items of the calculation of the DO Report to which he objects and the specific basis for each such objection. Purchaser and Seller shall then use their reasonable best efforts to resolve the dispute within fifteen (15) days, and, if no resolution has been reached, then the parties will resolve the matter pursuant to Section 1.2(b)(ii) above. In the event that the Annual DO Gross Revenue for such period is less than $8,500,000 (the “Target DO Gross Revenue”) then the amount of each payment of Contingent Consideration to be made on or after the Measurement Date shall be multiplied by a fraction, the numerator of which is the Annual DO Gross Revenue and the denominator of which is the Target DO Gross Revenue.

       (e)  Right of Exit. Notwithstanding anything to the contrary in this Agreement or any other agreement between Purchaser and Seller, in the event that Seller’s employment with Purchaser or any of its Affiliates is terminated by Seller or Purchaser for any reason or for no reason at all, then Purchaser shall pay to Seller either (1) the “Remaining Earn-Out Consideration” (as set forth below in this Section 1.3(e)), less all amounts actually paid to Seller pursuant to Section 1.2 above, or (2) an amount representing five and one-half percent (5.5%) of Net Sales of the Products and Purchaser Products sold by Distributor Organization (on a combined basis) for the period starting as of the day of Seller’s termination of employment with Purchaser and ending on the ten (10) year anniversary of the Closing Date, provided, however, that such amount shall be not less than $4,000,000, less all amounts actually paid to Seller pursuant to Section 1.2 above. For the avoidance of doubt, the Purchaser shall determine which option it selects pursuant to this Section 1.3(e), and Seller shall have no right to select either option or both options. The payment schedule for the Remaining Earn-Out Consideration shall be as follows:

1st Year with Purchaser =	$4,000,000
2nd Year with Purchaser =	$4,500,000
3rd Year with Purchaser =	$5,500,000
4th Year with Purchaser =	$6,000,000
5th Year with Purchaser =	$6,500,000
6th Year with Purchaser =	$7,000,000
7th Year with Purchaser =	$7,500,000
8th Year with Purchaser =	$8,000,000
9th Year with Purchaser =	$9,000,000
10th Year with Purchaser =	$10,000,000

The 1st Year shall commence on the Closing Date. Thus, for example, assuming the Closing occurs on October 25, 2011, “1st Year with Purchaser” shall mean the period from October 25, 2011 through October 25, 2012, the “2nd Year with Purchaser” shall mean the period from September 15, 2012 through October 25, 2013, and so forth. The Purchaser shall make any payment of the Remaining Earn-Out Consideration in the form of cash or equity securities of Purchaser of the same value or any combination of the two, with the mix of such consideration determined by the Purchaser in its sole discretion; provided, however, that the cash compensation component shall comprise (x) at least 50% of the Remaining Earn-Out Consideration if such Remaining Earn-out Consideration is for the 1st, 2nd or 3rd year Seller is employed by Purchaser or any of its Affiliates and (y) the first $2,250,000 of the Remaining Earn-Out Consideration for any subsequent year. (For Example: After 2 years and 9 months with Purchaser’s organization, Seller determined that he was not able to continue in this agreement, Seller would only be entitled to additional consideration on that day forward of (i) a lump sum pay-out of $5,500,000, less the amounts already paid through the Earn-Out Consideration (e.g., $1,000,000) or in this example $4,500,000, or (ii) 5.5% of the Net Sales of Products and Purchaser Products sold by the Distributor Organization (on a combined basis) for the remainder of the earn-out term or 7 years and 3 months, paid monthly within 15 days after the last day of a month, (e.g., Seller’s Distributor Organization had Net Sales of $850,000 in the 2nd year 10th month, Seller would be entitled to $46,750 by the 15th of the 11th month). This would continue each month, based on the actual Net Sales for each month throughout the Earn- Out Consideration term. For the avoidance of doubt, the Remaining Earn-Out Consideration shall not be a cumulative amount of all years Seller has been employed by Purchaser.

       (f)  Liquidated Damages. Purchaser and Seller acknowledge and agree that the termination or reduction of payment pursuant to this Section 1.3 is intended to serve as liquidated damages, the amount of which could not be easily calculated or enforced without the provisions set forth herein.

   1.4  Allocation of Purchase Price. The Purchase Price shall be allocated among the Equity Interests as set forth in Schedule 1.4, to be mutually agreed by Seller and Purchaser prior to the Closing and attached hereto. Purchaser and Seller agree (i) to report the sale of the Equity Interests for federal and state tax purposes in accordance with the allocations set forth in Schedule 1.4 and (ii) not to take any position inconsistent with such allocations on any of their respective tax returns.

    1.5  Closing.

       (a)  Time and Place. The consummation of the purchase and sale of (i) the Equity Interests of each FDI Entity other than FDIR under this Agreement (the “Closing”) shall be effective at 12:00 p.m. on October 25, 2011, or such other date mutually agreed by Purchaser and Seller, in such manner and at such place as determined by the parties hereto (the “Closing Date”) and the Equity Interests of FDIR under this Agreement (the “FDIR Closing”) shall be effective at 12:01 a.m. on or before December 31, 2011, or such other date mutually agreed by Purchaser and Seller, in such manner and at such place as determined by the parties hereto (the “FDIR Closing Date”).

       (b)  The parties acknowledge and agree and that the failure to Close the purchase and sale of the Equity Interests shall not cause or result in any Damages (as defined in Section 7.2) to any party, and no party shall have any recourse or cause of action against another party for not Closing the transaction.

       (c)  Closing Deliveries By Seller. As a condition precedent to the Closing, Seller shall deliver, or cause to be delivered to Purchaser all of the following on or prior to the Closing Date, subject to an appropriate grace period:

          (i)  Purchased Equity Interests.  Duly executed stock certificates or other equity instruments representing the Equity Interests of the FDI Entities other than FDIR in the name of Purchaser;

          (ii)  Company Proprietary Information, Non-Competition and Non- Solicitation Agreement.  The Proprietary Information, Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit A attached hereto (the “Company Non-Competition Agreement”), duly executed by Seller;

          (iii)  Third Party Consent.  Any consents required by third parties or regulatory authorities in connection with the transaction;

          (iv)  Employment Agreement. An Employment Agreement in the form and substance set forth in Exhibit B attached hereto (the “Employment Agreement”), duly executed by Seller;

          (v)  Seller’s Certificate. A seller’s certificate of Seller to Purchaser, substantially in the form of Exhibit C-1 attached hereto, duly executed by Seller;

          (vi)  Consent of Sovereign Bank. The parties understand that Sovereign Bank, a Federal Savings Bank, may not require the consent of the parties hereto. To the extent that Sovereign Bank’s consent is required, the parties agree to work with Sovereign Bank to resolve any such consent, and the failure to have obtained Sovereign Bank’s consent shall not in any way affect the validity of this Agreement, nor shall such failure give rise to any damages or liability to any party hereto. Further, if the Sovereign Bank loan is called due for any reason, Purchaser shall solely pay the full amount of the loan out of the operating cash of the combined group;

          (vii)  Termination   of   Guarantee.  Written evidence reasonably satisfactory to Purchaser terminating any guarantee of any mortgage, loan or other indebtedness of each FDI Entity other than FDIR;

          (viii)  Lease. The Lease and First Amendment to Lease, in substantially the forms of Exhibit D attached hereto, duly executed by the FDI Entities and FDIR;

          (ix)  Release. A release, in substantially the form of Exhibit E attached hereto, duly executed by Seller; and

          (x)  Other  Documents.  Such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

       (d)  Closing Deliveries By Purchaser. As a condition precedent to the Closing, Purchaser shall deliver, or cause to be delivered all of the following on or prior to the Closing Date, subject to an appropriate grace period:

          (i)  Seller Non-Competition Agreement, duly executed by Purchaser;

          (ii)  The Employment Agreement, duly executed by Purchaser;

          (iii)  Written offers of employment to each of person set forth on Schedule 8.1 on substantially the same terms as each such person had with the FDI Entity which employed such person as of the Closing Date, duly executed by Purchaser;

          (iv)  An officer’s certificate of Purchaser to Seller, substantially in the form of Exhibit F-1 attached hereto, duly executed by an officer of Purchaser; and

          (v)  such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

       (e)  FDIR Closing Deliveries By Seller. As a condition precedent to the FDIR Closing, Seller shall deliver, or cause to be delivered to Purchaser all of the following on or prior to the FDIR Closing Date:

          (i)  Purchased  Equity  Interests.  Duly  executed  equity  instruments representing the Equity Interests of FDIR in the name of Purchaser;

          (ii)  Third Party Consent.  Any consents required by third parties or regulatory authorities in connection with the FDIR Closing.
          (iii)  Seller’s Certificate.  A seller’s certificate of Seller to Purchaser, substantially in the form of Exhibit C-2 attached hereto, duly executed by Seller;

          (iv)  Consent of Bank of New England and Community Reinvestment Fund.  The written consent, duly executed by Bank of New England and Community Reinvestment Fund, respectively, approving the transactions contemplated by this Agreement and waiving any event of default under any agreement to which the FDIR Entities, Seller and such entities are parties;

          (v)  Financing  of  Real  Property.  Loan agreements in form and substance satisfactory to the Purchaser, pursuant to which the outstanding mortgages on the Real Property will be assumed by Purchaser and its Affiliates; and

          (vi)  Other Documents.  Such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

       (f)  FDIR Closing Deliveries By Purchaser. As a condition precedent to the FDIR Closing, Purchaser shall deliver, or cause to be delivered all of the following on or prior to the FDIR Closing Date:

          (i)  An officer’s certificate of Purchaser to Seller, substantially in the form of Exhibit F-2 attached hereto, duly executed by an officer of Purchaser; and

       (g)  such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER AND FDI ENTITIES

    Seller and each of the FDI Entities represents and warrants to Purchaser, as of the Closing Date unless otherwise provided herein, except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made in this Article 2 (provided that the disclosure in such exceptions shall be true, complete and correct), as follows:

    2.1  Organization. Each of FDI and FDIM is a corporation duly incorporated and validly existing under the laws of the State of New Hampshire and each of FDIR and MoneyTRAX is a limited liability company duly formed and validly existing under the laws of the state of New Hampshire. FDI is duly qualified to conduct business in the State of California and each FDI Entity is duly qualified to conduct business in all other states where it is currently conducting business. Each FDI Entity has the power to own its properties and to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    2.2  Power and Authority.  Each of the FDI Entities and Seller has all requisite power and authority and has taken all actions necessary to enter into this Agreement and all exhibits required by this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, and no other proceedings on the part of any FDI Entity or Seller are necessary to authorize this Agreement or any applicable ancillary agreements, or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by each FDI Entity and Seller of their respective obligations hereunder have been duly and validly authorized by all necessary action and constitute a legal, valid and binding obligation of each FDI Entity and Seller enforceable against each of them in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    2.3  Consents and Approvals; No Violation.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other non-governmental third party is required in connection with the execution, delivery and performance of this Agreement, the exhibits to this Agreement or the consummation of the transactions contemplated hereby by any FDI Entity or Seller. Neither the execution and delivery of this Agreement by Seller or any FDI Entity, nor the consummation by Seller or any FDI Entity of the transactions contemplated hereby, nor compliance by Seller or any FDI Entity with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the charter, bylaws, operating agreement or other organizational documents of such FDI Entity, (b) conflict with or result in a violation or breach of any term or any law, order, permit, statute, rule or regulation applicable to Seller, any FDI Entity or any of the Equity Interests, except where such violation or breach will not result in a Material Adverse Effect (as defined below) on any FDI Entity or the Equity Interests, (c) result in a material breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which any FDI Entity or any of the Equity Interests may be bound, or (d) result in an imposition or creation of any Encumbrance on any FDI Entity or the Equity Interests. For purposes of this Agreement, “Material Adverse Effect” means for any Person, a material adverse effect whether individually or in the aggregate (i) on the business, operations, financial condition, Equity Interests or liabilities of such Person, or (ii) on the ability of such Person to consummate the transactions contemplated hereby.

    2.4  Financial Statements. Each FDI Entity has previously furnished to Purchaser its financial statements for the years ended December 31, 2009 and 2010 and such financial statements for all periods after December 31, 2010, including through May 31, 2011 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared and maintained in accordance with the books and records of such FDI Entity, (b) do not reflect any transactions which are not bona fide transactions, (c) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, (d) are materially true, correct and complete and (e) present fairly the financial position, results of operations and retained earnings of each FDI Entity for the periods set forth therein. Notwithstanding the foregoing, the Financial Statements reflect an aggregate of approximately $286,000 in outstanding receivables of the FDI Entities from Seller and Joe Craft, which receivables shall be discharged and forgiven prior to the Closing.

    2.5  Undisclosed  Liabilities.  Except for the liabilities disclosed in the Financial Statements, Material Contracts or set forth in this Agreement or any Schedule, neither Seller nor any FDI Entity has any liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) which will have a Material Adverse Effect on any FDI Entity or the Equity Interests nor any basis for any liabilities or obligations against, relating to or affecting any FDI Entity or the Equity Interests. Schedule 2.5 sets forth a complete list of all outstanding indebtedness of each FDI Entity (the “Existing Debt”) as of the Closing Date.

    2.6  Contracts.  Each material contract of each FDI Entity, including without limitation each contract or agreement relating to the Existing Debt, (the “Material Contracts”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, and, to each FDI Entity’s or Seller’s knowledge, no act or event has occurred which with notice or lapse of time, or both, will constitute such a default. Each FDI Entity has performed all of its required obligations under the Material Contracts in accordance with the provisions of each such Material Contract and, to FDI’s and Seller’s knowledge, is not in material violation or breach of or default under, any such contract, agreement or arrangement.

    2.7  Litigation.  There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending, or, to any FDI Entity’s or Seller’s knowledge, any basis for any actions, causes of actions, claims or suits against any FDI Entity that would affect the Business, the Real Property or the Equity Interests or the consummation of the transactions contemplated herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

    2.8  Tax Matters. All federal, state and local taxes (“Taxes”), fees and assessments and penalties of whatever nature upon each FDI Entity which will have a Material Adverse Effect on the Equity Interests or the Business, have been paid by such FDI Entity. To the knowledge of each FDI Entity, there are no liens for Taxes, nor any basis for any such liens, upon such FDI Entity, the Equity Interests or the Real Property.

    2.9  Personnel. Set forth in Section 2.9 of the Disclosure Schedule is a list of the name, position, starting date of employment and rate of compensation of each of the employees and consultants employed/engaged by each FDI Entity immediately prior to the Closing.

    2.10  Title; Assets Generally.  Seller holds good and marketable title and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Equity Interests and Real Property to Purchaser. Only Seller has any right or interest in the Equity Interests and company assets (which specifically include the Real Property), including the right to grant interests in the Equity Interests to third parties. All of the assets of each FDI Entity are in good operating condition and repair, as required for their use as presently conducted and conform to all applicable laws, and no notice of any violation of any law relating to any of such assets has been received by such FDI. There is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Equity Interests or any assets of any FDI Entity, nor is there any basis for any such claim.

    2.11Compliance with Law. Each FDI Entity is in compliance with all applicable laws, statutes, orders, ordinances and regulations, whether federal, state, local or foreign. Neither Seller nor any FDI Entity has received any written notice to the effect that, or otherwise have been advised that, it is not in compliance with any of such laws, statutes, orders, ordinances or regulations.

    2.12  Absence of Material Changes and Certain Developments. Since December 31, 2009 and up to the Closing Date, FDI has conducted the Business only in the ordinary course of business consistent with its past practices and there has not been any material adverse change in, or any event or development which, individually or together with other such events, will result in a Material Adverse Effect on the Business or any of the Equity Interests or FDI assets.

    2.13  Customers. Each FDI Entity has previously provided to Purchaser a true and correct list of such FDI Entity’s customers during the 2010 fiscal years. No single customer or group of customers contributing more than Ten Thousand Dollars ($10,000) per annum to the gross revenues of any FDI Entity has stopped doing business with such FDI Entity and, to the knowledge of such FDI Entity, no such customer has an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2010 with Purchaser after the consummation of the transactions contemplated in this Agreement.

    2.14  Real Property. Except as set forth in Schedule 2.14, no FDI Entity currently owns or has ever owned, since its inception, any real property. Schedule 2.14 sets forth an accurate, correct and complete list of all real property owned (the “Real Property”) or leased by each FDI Entity (including the street address of such property and, in the name of any leases, the name of the lessor and commencement and expiration dates of such lease) and a list of contracts to which any FDI Entity or Seller is a party affecting the ownership or use of the Real Property. Except as set forth in Schedule 2.14, FDI owns good and marketable title to the Real Property, free and clear of all Encumbrances, and no FDI Entity has assigned, transferred or conveyed any interest in any Real Property. All of the documents listed on Schedule 2.14 are in full force and effect and have not been amended or modified, except as specifically set forth in Schedule 2.14, and, to FDI’s and Seller’s knowledge, there are no defaults or circumstances or events which could become a default under any of the listed documents. No consent of any lender to the transaction contemplated by this Agreement is necessary, except for the consents obtained pursuant to Section 1.5(viii) above or as otherwise set forth in this Agreement. The current use and occupancy of the Real Property and the improvements located thereon do not violate any recorded or known covenants, easements, conditions, restrictions or reservations, or any orders, governmental approvals, building codes or agreements affecting the Real Property. To the knowledge of Seller, no part of the Real Property is subject to any building or use restriction that would restrict or prevent in any respect the present use and operation of such Real Property and the Real Property is in all respects properly and duly zoned for its current use by the FDI Entities and all existing tenants and for use in accordance with the zoning designation for the Real Property, and such current use is in all respects a conforming use by the FDI Entities. To the knowledge of Seller, no governmental authority having jurisdiction over any Real Property has issued or, to the knowledge of Seller, threatened to issue any notice or order that adversely affects the use or operation of such Real Property or a permitted expansion of the improvements thereon, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any material fee or exaction of property or threatens a condemnation of any portion of the Real Property. There are not now, and have never been, any claims relating to the water quality on the Real Property or any threatened claims relating to the water quality on the Real Property or disputes relating to water rights, and all necessary testing has been completed as required by any water easements or agreements and all permits relating to the water system are current and there exist no defaults or circumstances which could create a default as to such permits. No material construction or improvement work has been conducted on the Real Property in the twelve (12) months prior to the FDIR Closing Date and no mechanics or similar liens have been filed or threatened, nor is there any basis for the filing of such liens. All contracts relating to repair and maintenance of the Real Property have been provided to Purchaser and all such contracts are paid current as of the FDIR Closing Date. There has been no change in the title to the Real Property and  no documents have been recorded against the Real Property since the date upon which the applicable FDI Entity acquired the Real Property. No items of personal property, furniture or equipment used in connection with the Real Property have been removed from the Real Property from the Execution Date through the FDIR Closing Date, including without limitation distribution systems, conduits, telephone systems, heating, ventilating and air conditioning equipment, fire sprinkler systems, security and fire detection systems, carpets, window coverings, wall coverings, building control systems or access systems (including computers that control such systems), furniture, artwork and other similar items.

    2.15  Environmental.  To Seller’s knowledge, the Business has been and is being conducted, and the Real Property has been owned and operated, in compliance in all material respects with all Environmental Laws. No FDI Entity has received, nor does Seller know of any issuance or proposed issuance of, any notice of violation alleging non-compliance with any Environmental Law. “Environmental Law: means any applicable law in effect on the date hereof concerning: (a) the environment, including pollution, contamination, cleanup, preservation, protection, and reclamation thereof; (b) human health or safety relating to workplace conditions, occupational safety or health, or the exposure of employees and other persons to any substance that in relevant quantity, form or concentration is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste pursuant to any Environmental Law, including any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) (such substance, a “Regulated Substance”); (c) any release or threatened release of any Regulated Substance; (d) the environmental aspects of the management of any Regulated Substance, including the manufacture, generation, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Regulated Substance; or (e) any substance defined or included within the definition of a hazardous substance or hazardous material under any loan documents affecting the Real Property. To the knowledge of Seller, there has been no past and are no present conditions, circumstances, events, activities or practices of or at any FDI Entity or any prior owner, user or occupant of the Real Property that could or do form the basis for any claim under any Environmental Law.

    2.16  Material Omissions. The representations and warranties by Seller and each FDI Entity in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by such FDI Entity or Seller to Purchaser pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to each FDI Entity and Seller as of the Closing Date, as follows:

    3.1  Organization.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has the corporate authority to own its properties and to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    3.2  Power and Authority. Purchaser has all requisite power and authority and has taken all actions necessary to enter into this Agreement and all exhibits required by this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or any applicable ancillary agreements, or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action and constitutes a legal, valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    3.3  Consents and Approvals; No Violation.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other non-governmental third party is required in connection with the execution, delivery and performance of this Agreement, the exhibits to this Agreement or the consummation of the transactions contemplated hereby by Purchaser. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (b) result in a material breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which Purchaser is a party, or by which any of the businesses or properties of Purchaser may be bound.

    3.4  Compliance with Law. Purchaser is in compliance with all applicable laws and regulations, except where a failure to be in compliance therewith has not had, and will not have, a Material Adverse Effect on the Purchaser. For purposes of this Agreement, “Knowledge of Purchaser” means the knowledge of Purchaser’s officers and directors, in each case after reasonable inquiry and investigation.

    3.5Purchase  For  Investment;  Residence.  Purchaser is acquiring the Equity Interests for investment for its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser understands that the Equity Interests has not been registered under the Securities Act or any state securities laws and cannot be sold or transferred without such registration or an exemption therefrom. Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Equity Interests and to make an informed decision relating thereto. Purchaser has the financial capability for making the investment in the Equity Interests, can afford a complete loss of such investment, and such investment is a suitable one for Purchaser. Purchaser is an “Accredited Investor” as defined in Regulation D under the Securities Act. Prior to the execution and delivery of this Agreement, Purchaser has had the opportunity to ask questions of and receive answers from representatives of FDI.

    3.6  Liabilities  and  Charges.  There are no actions, claims, suits, arbitrations, litigation, regulatory proceedings or investigations pending or threatened against or affecting Purchaser or its Affiliates, or any of their officers, directors, controlling persons, agents or shareholders in their capacity as such, or any of its businesses, and Purchaser is not aware of any informal complaint which may give rise to any of the foregoing in each case, which would have a Material Adverse Effect on Purchaser or its Affiliates.

    3.7  Licenses and Registration. Purchaser possesses all federal, state and municipal governmental registrations or licenses as necessary or required for the lawful operation, as conducted, of the business of Purchaser except where the failure to have such registrations or licenses would not have a Material Adverse Effect on Purchaser.

    3.8  No Brokers. Purchaser has not entered (directly or indirectly) into any agreement with any Person, firm or corporation for the payment of any commission, brokerage or “finder’s fee” or like payment in connection with the transactions contemplated herein, and  all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with each FDI Entity and Seller and without intervention of any other Person and in such manner as not to give rise to any valid claim against any of the parties for any commission, brokerage or “finder’s fee” or like payment.

    3.9  Financial Statements. Purchaser has furnished to Seller prior to the Closing Date its financial statements for the years ended December 31, 2009 and 2010 and such financial statements for all periods after December 31, 2010, including through May 31, 2011 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared and maintained in accordance with the books and records of Purchaser and its Affiliates, (b) do not reflect any transactions which are not bona fide transactions, (c) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, (d) are materially true, correct and complete, and (e) present fairly the financial position, results of operations and retained earnings of Purchaser and its Affiliates.

ARTICLE IV.
CONDITIONS TO THE OBLIGATIONS OF FDI ENTITIES AND SELLER

    The obligations of each FDI Entity and Seller to effect the transactions contemplated hereby are subject to the satisfaction, on or before the Execution Date and the Closing Date, as indicated, of each of the following conditions:

    4.1  Representations,   Warranties   and   Covenants.  All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date, respectively, and Purchaser shall have performed all agreements and covenants required to be performed by it prior to or on the Closing Date.

    4.2  No Actions or Proceedings. No actions or proceedings shall have been instituted or threatened as of either the Execution Date or the Closing Date which could reasonably be expected to result in Purchaser’s failure to satisfy the conditions set forth in this Article IV or which question the validity or legality of the transactions contemplated hereby.

    4.3  Closing Deliveries. Purchaser shall have delivered and executed the documents required to be delivered and executed by Purchaser pursuant to Section 1.7(d) hereof.

    4.4  Additional Documents. Purchaser shall furnish each FDI Entity and Seller with such other documents as they may reasonably request for the purposes of facilitating the consummation of the transactions contemplated herein.

    4.5  Employment  Agreement.  Seller shall have received a signed Employment Agreement in the form and substance set forth in Exhibit B, and each person designated on Schedule 8.1 shall have each received offers of employment on substantially the same terms as each such person had with the FDI Entity which employed such person as of the Closing Date.

ARTICLE V.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

    The obligation of Purchaser to effect the transactions contemplated hereby is subject to the satisfaction, on or before the Execution Date and the Closing Date, as indicated, of each of the following conditions:

    5.1  Representations,   Warranties   and   Covenants.  All representations and warranties of Seller and each FDI Entity contained in this Agreement shall be true and correct in all material respect as of the Execution Date and as of the Closing Date, respectively, and each FDI Entity and Seller shall have performed all agreements and covenants required to be performed by it prior to or on the Closing Date.

    5.2  No Material Adverse Change. There has not been any material adverse change in the Business or to the Equity Interests or Real Property or any event or development which, individually or together with other such events, could reasonably be expected to result in any FDI Entity or Seller’s failure to satisfy the conditions set forth in this Article V. All insurance required by any loan on the Real Property or actually carried with respect to the Real Property (regardless of whether required by such loan documents) has been maintained from and after the Execution Date and all premiums have been paid through the end of the month in which the Closing Date occurs.

    5.3  No Actions or Proceedings. No actions or proceedings shall have been instituted or threatened as of the Execution Date or the Closing Date which could reasonably be expected to result in any FDI Entity or Seller’s failure to satisfy the conditions set forth in this Article V or which question the validity or legality of the transactions contemplated hereby.

    5.4  Consents. All consents, approvals, notice and waivers set forth in Section 2.3 of Seller Disclosure Schedule shall have been obtained on or before the Closing Date.

    5.5  Closing Deliveries. Each FDI Entity or Seller, as applicable, shall have delivered and executed the documents required to be delivered and executed by them pursuant to Section 1.5(c) hereof.

    5.6  Additional Documents. Each FDI Entity or Seller, as applicable, shall furnish Purchaser with such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

ARTICLE VI.
COVENANTS OF THE PARTIES

    Purchaser, each FDI Entity and Seller covenant with the other as follows:

    6.1  Maintenance of Business Prior to Closing.  Except as contemplated by this Agreement, during the period from the Execution Date to the FDIR Closing Date, each FDI Entity shall conduct its business and operations in accordance with its ordinary and usual course of business consistent with its past practices and seek to preserve intact its business organizations and seek to preserve its current relationships with the customers and other Persons with whom it has business relations to the extent consistent with its ordinary course of business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the FDIR Closing Date, without the prior written consent of Purchaser, Seller shall not sell, transfer or otherwise dispose of any of the Equity Interests or permit any Encumbrance on the Equity Interests.

    6.2  Notification of Certain Matters. Each FDI Entity and Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to each FDI Entity and Seller of (i) the discovery of a fact or facts of which it has actual knowledge which cause it to conclude that any of the representations, warranties or statements made by another party hereto or in an any exhibit, schedule or other document delivered pursuant to this Agreement, may be false or misleading or omit to state facts necessary in order to make such representations, warranties or statements not false or misleading; (ii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate any time from the Execution Date to the Closing Date; and (iii) any failure of Purchaser, any FDI Entity or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure such breach or non-compliance, limit or otherwise affect the remedies available hereunder, or constitute an amendment of any representation, warranty or statement in this Agreement or the breaching party’s disclosure schedules. During the period from the Execution Date to the FDIR Closing Date, each FDI Entity and Seller will promptly notify Purchaser of any material change in, or outside of, the normal course of business or operations of such FDI Entity and of any governmental or regulatory authority complaints, investigative hearings, or the institution, threat (to the knowledge of such FDI Entity or Seller of such threat) or settlement of litigation, and shall keep Purchaser fully informed in reasonable detail of such events. No FDI Entity shall enter into any settlements in connection with any such litigation without the prior written consent of Purchaser.

    6.3  Maintenance of Guaranty. Seller shall not do or permit any act or omission, whether voluntary or involuntary, which could result in the invalidation, breach or termination of any guaranty of any loan against the Real Property so long as the loan to which the applicable guaranty applies remains unpaid.

    6.4  No Negotiation. Until this Agreement is terminated, neither Seller, nor any FDI Entity nor any of their respective affiliates will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of all or a substantial portion of (i) any FDI Entity, the Equity Interests or any other aspect of the Business other than the sale of Purchaser Products in the ordinary course of business or (ii) any of its capital stock or any merger, consolidation, business combination or similar transaction involving any FDI Entity (each a “Proposed Acquisition Transaction”). Each FDI Entity and Seller will immediately notify Purchaser of the terms of any written proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

    6.5  Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and governmental or regulatory authorities and removing any injunctions or other impairments or delays or otherwise which are necessary to the consummation of the transactions contemplated by this Agreement.

    6.6  Public Announcements. Except as required by applicable law or in connection with the transition of the customers, vendors, employees and other such parties in connection with the Closing, prior to the Closing none of the parties hereto will issue or cause the publication of any press release or otherwise make any public statement with respect to transactions contemplated hereby without the consent of the other party hereto. The parties expressly acknowledge that Purchaser shall issue a press release or announcement regarding the transaction on or before 9:00 AM on Saturday, August 13, 2011, and then Seller shall thereafter make an announcement regarding the transaction.

ARTICLE VII.
ACTIONS BY THE PARTIES AFTER CLOSING

    7.1  Survival of Representations, Warranties, Etc. The representations, warranties and covenants of each FDI Entity, Seller and Purchaser contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the Closing Date and the representations and warranties shall continue in full force and effect for the period equal to twelve (12) consecutive months from the Closing Date, notwithstanding any investigation, analysis or evaluation by Purchaser or its designees of the Equity Interests, Real Property, the operations or condition (financial or otherwise) of each FDI Entity; provided, however, that, notwithstanding Sections 7.2(a) and (b) below, the representations, warranties and covenants in Sections 1.2, 2.1, 2.2, 2.3, 2.14, 2.15, 3.1, 3.2 and 3.3 (the “Fundamental Representations”) shall continue to survive indefinitely after the Closing Date.

    7.2  Indemnification.

       (a)  Seller shall, for a period not to exceed five (5) years from the Closing Date, indemnify, defend and hold harmless Purchaser and its subsidiaries and the officers, directors, employees, agents, successors and assigns of Purchaser and its subsidiaries (the “Purchaser Group”) from and against any and all damages, costs, liabilities, losses, judgments, penalties, fines, claims and expenses, including without limitation, interest, reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), asserted against or incurred by Purchaser or any member of the Purchaser Group by a third party in connection with, arising out of or resulting from (i) any breach of any covenant, representation, warranty or agreement made by Seller or any FDI Entity in or pursuant to this Agreement; or (ii) any taxes resulting from the transactions contemplated in this Agreement; provided however that the maximum aggregate liability of Seller pursuant to this Section 7.2 shall be limited to $500,000.

       (b)  Purchaser and its Affiliates, and their successors and assigns, shall, for a period not to exceed five (5) years from the Closing Date, indemnify Seller and its respective officers, directors, employees, agents, successors and assigns (collectively, the “Selling Group”) from and against any and all Damages asserted against or incurred by Seller or the members of the Selling Group by a third party in connection with, arising out of or resulting from (i) any breach of any covenant, representation, warranty or agreement made by Purchaser in or pursuant to this Agreement; or (ii) the operation of the Business on or after the Closing.

       (c)  Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Seller with respect to claims arising out of or relating to any act of fraud by Seller or any FDI Entity or any breach of a Fundamental Representation shall not be limited as set forth in Section 7.2(a), but shall instead not exceed the aggregate amount of any Earn-Out Consideration, Residual Consideration, Contingent Consideration or Right of Exit consideration that has been paid or is actually owed under this Agreement. For the avoidance of doubt, in the event that any such consideration is no longer payable pursuant to this Agreement (for example, as a result of the termination of the obligation to pay the Earn-Out Consideration upon exercise of the Right of Exit), such amounts shall be deemed not to be payable pursuant to this Agreement for purposes of this Section 7.2(c).

    7.3  Procedure for Claims By Third Parties.

       (a)  Any party asserting a right of indemnification provided for under this Agreement (the “Indemnified Party”) in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the Indemnified Party (a “Third Party Claim”), shall notify the indemnifying party (the “Indemnifying Party”) in writing of the Third Party Claim within thirty (30) Business Days (as defined below) after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party’s possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article VII except to the extent that the Indemnified Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its, his or her liability under this Article VII with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party; provided, the Indemnified Party is released from liability in such settlement or compromise. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, him or her. If the Indemnifying Party has not yet acknowledged its, his or her liability under this Article VII with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim at the Indemnifying Party's expense, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim. For purposes of this Agreement, “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

       (b)  If any party becomes obligated to indemnify another party with respect to any Third Party Claim pursuant to a right of indemnification provided for under this Agreement and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten (10) days following written demand by the Indemnified Party.

    7.4  Offset. Provided that the obligation to pay the Earn-Out Consideration, Residual Consideration or the consideration payable upon exercise of the Right of Exit has not been paid in full or terminated pursuant to Section 1.3, Purchaser shall, subject to the notice period set forth below, offset against the Earn-Out Consideration, the Residual Consideration or the consideration payable upon exercise of the Right of Exit any Damages actually incurred by the Purchaser Group pursuant to Section 7.2 above, (the “Offset Amount”). At least 15 days prior to offsetting any Offset Amount against the Earn-Out Consideration or the Residual Consideration, Purchaser shall notify Seller in writing (the “Offset Notice”) by certified mail (return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express) of the amount, nature and basis of the offset. In the event Seller disputes Purchaser’s offset, Seller shall notify Purchaser of its dispute in writing (the “Dispute Notice”) by certified mail (return receipt requested) or a nationally recognized overnight courier service within fifteen
(15) days of Seller’s receipt of the Offset Notice. If no Dispute Notice is given within such fifteen (15) day period, (a) Purchaser’s offset described in the Offset Notice shall be deemed agreed upon between the parties and (b) the Offset Amount offset against the Earn-Out Consideration, Residual Consideration or the consideration payable upon exercise of the Right of Exit shall be subtracted from any outstanding Earn-Out Consideration, Residual Consideration or the consideration payable upon exercise of the Right of Exit.

    7.5  Tax Indemnification. Purchaser shall indemnify Seller for the pro rata share of any tax obligations incurred in connection with the sale of the Equity Interests pursuant to this Agreement for the period starting as of the Closing Date and ending on December 31, 2011 and, to the extent not paid by the FDI Entities prior to the Closing Date, for any taxes paid by Seller on behalf of the FDI Entities for the fiscal years ended December 31, 2010 and December 31, 2011.

ARTICLE VIII.
OFFERS OF EMPLOYMENT

    8.1  Offers of Employment.  Upon Closing, Purchaser shall offer employment to certain employees of the FDI Entities, as set forth in Schedule 8.1, on substantially the same terms as each such person had with the FDI Entity employing such person as of the Closing Date; provided, however, that Purchaser shall offer employment to William Andreoli pursuant to an Employment Agreement, the form and substance of which is attached as Exhibit 8.1 hereto.

ARTICLE IX.
TERMINATION

    9.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, without cost, expense or any Damage to either party:
       (a)  at any time by written notice by Seller to Purchaser;

       (b)  at any time by written notice by Purchaser to Seller;

       (c)  by any party hereto if the Closing does not occur on or prior to October 31, 2011.

    Upon any such termination, this Agreement shall become void and of no further effect, except for Sections 9.1, 10.1, 10.2, 10.6 and 10.7, which shall survive such termination pursuant to this Section 9.1.

ARTICLE X.
MISCELLANEOUS

    10.1  Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO DELAY, DISRUPTION, LOST PROFITS OR LOST REVENUES), WHETHER IN CONTRACT, TORT, STRICT LIABILITY, WARRANTY OR OTHERWISE, RELATING TO OR INVOLVING THE PRODUCTS, THIS AGREEMENT OR ANY CLAIM UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    10.2  Confidentiality. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party has had access to confidential information relating to the other party or parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby. Each party shall use all reasonable steps to safeguard such information.
    10.3  Entire Agreement. This Agreement and the exhibits and schedules delivered in connection herewith constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

    10.4  Further Assurances. From time to time after the Closing Date, each FDI Entity, Seller and Purchaser agree to execute and deliver, or cause its affiliates to execute and deliver, such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by the other party or its counsel in order to vest in Purchaser all right, title and interest of Seller in and to the Equity Interests, and otherwise in order to carry out the purpose and intent of this Agreement.

    10.5  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

    If to Purchaser:

    AL International, Inc., dba Youngevity
    2400 Boswell Rd.
    Chula Vista, CA 91914
    Facsimile:  619-934-5009
    Attention:  Steve Wallach

    If to Seller:

    William J. Andreoli
    81 Heritage Hill Rd.
    Windham, N.H. 03087

    with a copy to:

    Henderson & Lyman
    175 W. Jackson Blvd., Suite 240
    Chicago, IL 60604
    Attn: Jeffry Henderson

    If to any FDI Entity:

    Financial Destination, Inc.
    1 Industrial Drive
    Windham, NH 03087
    Attention: William Andreoli

    with a copy to:

    Henderson & Lyman
    175 W. Jackson Blvd., Suite 240
    Chicago, IL 60604
    Attn: Jeffry Henderson

Any party from time to time may change his, her or its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

    10.6  Expenses.  Each FDI Entity, Seller and Purchaser shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby.   Without limiting the generality of the foregoing, Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Equity Interests. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement.

    10.7  Waivers.  The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

    10.8  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and by facsimile or Portable Document Format (“pdf”), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    10.9  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    10.10  Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California without giving effect to its conflicts-of- laws principles (other than any provisions thereof validating the choice of the laws of the State of California in the governing law).

    10.11  Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that Purchaser may pledge its rights hereunder to a lender as security for any financing or refinancing.

    10.12  Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

    10.13  Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by all of the parties. Notwithstanding the forgoing, the schedules to this Agreement may be amended from time to time prior to Closing by either party without the consent of the other.

    10.14  Incorporation of Recitals. The parties agree that the preamble and recitals are true and correct and that the preamble and recitals, as well as the definitions set forth therein, are hereby incorporated into this Agreement by reference.

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EXECUTION COPY

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

PURCHASER:	AL INTERNATIONAL, INC. a Delaware corporation By: /s/ Steve Wallach Name: Steve Wallach Title: CEO

SELLER:	By: /s/ William J.Andreoli William J. Andreoli

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

FDI Entities	FINANCIAL DESTINATION, INC. a New Hampshire corporation By: /s/ William J. Andreoli Name: William J. Andreoli Title: President and CEO

FDI MANAGEMENT CO., INC. a New Hampshire corporation By: /s/ William J. Andreoli Name: William J. Andreoli Title: President

FDI REALITY, LLC a New Hampshire limited liability company By: /s/ William J. Andreoli Name: William J. Andreoli Title: Manager

MONEY TRAX, LLC a Nevada limited liability company By: /s/ William J. Andreoli Name: William J. Andreoli Title: Manager